Exhibit 99.1
NEWS RELEASE — Contact: Belk, Inc. — Steve Pernotto, 704-426-1890, steve_pernotto@belk.com

Belk, Inc. Second Quarter Net Income Rises 52.9 Percent;
Sales Increase 21.5 Percent
CHARLOTTE, N.C., August 23, 2006 — Belk, Inc. today announced operating results for its fiscal second quarter and first six months ended July 29, 2006.
Net Sales
Net sales for the 13-week period increased 21.5 percent to $732.0 million compared to the same prior-year period. The increase was due primarily to three factors: a comparable store sales increase of 4.0 percent, new stores and the Proffitt’s/McRae’s acquisition that was completed in July 2005.
Top performing merchandise areas for the quarter included women’s sportswear, dresses, accessories and cosmetics. The company’s private brand business continued to achieve strong sales and gross margin results through the period.
Net sales for the first six months increased 26.8 percent to $1,484.5 million compared to the same prior-year period.
Net Income
Net income for the second quarter increased 52.9 percent to $26.3 million compared to $17.2 million for the same prior-year period. The increase was due primarily to strong sales and margin performance during the period. Net income excluding non-comparable items increased 40.0 percent to $25.9 million compared to the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Net income for the first six months increased 10.4 percent to $45.8 million compared to the same prior-year period. Net income excluding non-comparable items increased 6.1 percent to $45.2 million.
“Our management team and associates produced outstanding results in the second quarter,” said Tim Belk, chairman and chief executive officer of Belk, Inc. “We are seeing strong sales and margin gains in the existing Belk stores as well as in the newly acquired Proffitt’s and McRae’s stores. This combination gave us confidence as we pursued the Migerobe and Parisian acquisitions.”
Belk to Acquire Parisian Stores from Saks Incorporated
On August 2, 2006, Belk announced that it has entered into a stock purchase agreement with Saks Incorporated to acquire 38 Parisian department stores located in nine Southeastern and Midwestern states for $285 million. The transaction is scheduled to close on October 2, 2006, and is subject to regulatory review and other closing conditions. The integration of the acquired stores is expected to take approximately 18 months and the company plans to re-brand them as Belk in the third quarter of calendar 2007.
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Belk Completes Purchase of Migerobe, Inc., Begins In-House Fine Jewelry Operation
The company completed its purchase of the assets of Migerobe, Inc., on July 31, 2006, and established a fine jewelry division at its corporate headquarters in Charlotte to begin operating 35 fine jewelry departments previously owned and operated by Migerobe as leased departments in Belk stores. Belk plans to open nine additional fine jewelry departments this fall and plans to take over the operation of approximately 73 other fine jewelry departments in its stores in February 2007.
Distribution Center Begins Operation in Byram, Miss.
The company began operating a new distribution center in Byram, Miss. during the period that serves approximately 102 Belk stores. Belk also operates a distribution center in Blythewood, S.C.
New Stores, Expansions, Renovations
Belk opened four new stores during the first six months in Branson, Mo., Mt. Juliet, Tenn., Buford, Ga., and Knoxville, Tenn. Also during the period, two store expansions were completed in Flowood, Miss. and Lady Lake, Fla., and one major store renovation was completed in Bristol, Va. An additional six new stores are scheduled to open on Oct. 11, 2006, in Roanoke Rapids, N.C., Trussville, Ala., Stillwater, Okla., Ft. Myers, Fla., Wilson, N.C., and Walterboro, S.C., and six additional store expansions are scheduled for completion on Sept. 13, 2006 in Rogers, Ark. and on Nov. 1, 2006 in Jasper, Ala., Sanford, N.C., Southern Pines, N.C., Mount Pleasant, S.C., and Hartwell, Ga.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the largest privately owned department store company in the United States. It operates 277 fashion department stores in 16 states primarily in the Southeast and was founded in 1888 by William Henry Belk in Monroe, N.C.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to
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successfully integrate the Proffitt’s and McRae’s department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; the successful consummation of our agreement to acquire the Parisian business; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
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BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended		Six months ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
(millions)
Revenues	$732.0	$602.7	$1,484.5	$1,170.8
Cost of goods sold	487.6	407.0	992.4	783.4
Selling, general and administrative expenses	192.4	156.8	400.3	303.3
Asset impairment and store closing costs	(.1)	2.0	1.6	1.7

Operating income	52.1	36.9	90.2	82.4
Interest expense, net	(11.3)	(9.7)	(21.2)	(17.5)
Gain (loss) on property, equipment and investments	.4	(.1)	2.5	.1

Income before income taxes	41.2	27.1	71.5	65.0
Income taxes	14.9	9.9	25.7	23.5

Net Income	26.3	17.2	45.8	41.5

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Three months ended		Six months ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
(millions)
Net income	$26.3	$17.2	$45.8	$41.5
(Gain) loss on property, equipment and investments, net of income tax	(.3)	.1	(1.6)	—
Asset impairment and store closing costs, net of income tax	(.1)	1.2	1.0	1.1

Net income excluding non-comparable items	$25.9	$18.5	$45.2	$42.6